Exhibit 10.4

From:	Tumi, Inc.

To:	Jerome Griffith

8 July 2009

Strictly Private & Confidential – Tumi. Inc. (“Tumi”)

Dear Sir,

This letter agreement amends and restates in its entirety that certain special bonus letter by and between you and Tumi, Inc. (“Tumi”) dated 22 December 2008 (the “22 December 2008 Letter”).

To help incentivize you as Chief Executive Officer of Tumi to obtain a sale price to stockholders that reflects the full enterprise value of Tumi upon the consummation of a Sale Event or IPO (each as defined below), Tumi has agreed to pay to you a special bonus as set out in this letter agreement, subject to your continued employment with Tumi through the consummation of the applicable Sale Event or IPO or as otherwise provided herein.

1. As set forth in more detail herein, the special bonus shall be determined based on the return of shares on a Sale Event or IPO of the common stock of Tumi I, Inc. (the “Holding Company”). “Sale Event” means the sale of the Holding Company to a person or group of persons which are bona fide arm’s length purchasers and which are not an Affiliate of Doughty Hanson & Co. (Managers) Limited (“DH”), pursuant to which such person or persons acquire, directly or indirectly, (i) capital stock of the Holding Company possessing the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the Holding Company’s capital stock or that of a parent entity), (ii) all or substantially all of the Holding Company’s assets (or that of a parent entity’s) determined on a consolidated basis or (iii) all or substantially all of the assets of Tumi determined on a consolidated basis. “IPO” means an initial public offering of shares in the Holding Company (or shares into which they have been converted or a new issue of shares in the Holding Company), Tumi or any other related entity that effectively results in Tumi’s business being part of a publicly traded entity.

2. As used herein “Reference Shares” means shares representing 0.62% of the issued and outstanding shares of common stock of the Holding Company on a fully diluted basis as of the date of this letter agreement (where 1,000,384,465 shares represent 100% of the common stock of the Holding Company on a fully diluted basis) and assuming that the Holding Company owns 100% of the shares of Tumi.

3. In connection with the consummation of a Sale Event or IPO, if the Enterprise Value of the Holding Company in respect of the Sale Event or IPO is equal to or greater than $600,000,000.00, we shall pay to you a special bonus (a) in the event of a Sale Event, equal to the proceeds that would be actually received by a holder in respect of a number of shares equal to the Reference Shares in connection with the Sale Event, based on the Enterprise Value at the time of the Sale Event and assuming a simultaneous liquidation of Tumi and the Holding Company, less any transaction costs, expenses or fees that would be incurred by such holder in connection therewith or (b) in the event of an IPO, equal to the amount which a holder of a number of shares equal to the Reference Shares would have retained had it sold all of those shares at the underwritten price for common shares in the Holding Company. For purposes of the foregoing, “Enterprise Value” shall equal the total amount of cash and the fair market value (on the date of payment) of all property paid and payable (including amounts payable into escrow) to the Holding Company and its affiliates and its and their respective interest holders in connection with a Sale Event or IPO after taking into the account the impact, if any, of purchase price adjustments based on working capital, net assets or other measures and including amounts paid and payable in respect of convertible securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, and the fair market value of any interests which are retained or contributed by an interest holder participating a Sale Event (or an IPO), plus the amount of all indebtedness for borrowed money (in excess of cash) of the Holding Company and its subsidiaries as of the Sale Event or IPO or, in the case of a sale of assets, all indebtedness for borrowed money (in excess of cash) assumed by the buyer in a Sale Event or retained by the Holding Company or the IPO. For the avoidance of doubt, in the event the Enterprise Value of the Holding Company is less than $600,000,000.00, there shall be no special bonus or any other amounts payable hereunder.

4. Subject to the provisions of Paragraph 5, we shall pay the special bonus, if any, to you on the 14th day following the consummation of the applicable Sale Event or IPO (or if such date is not a business day, the following business day). If your employment with Tumi shall terminate for any reason prior to the consummation of a Sale Event or IPO, this agreement shall terminate and you will forfeit your right to receive the special bonus, provided that, if your employment terminates without cause such that Tumi is obligated to make severance payments to you under Section 4(b) of the Employment Agreement, dated 22 December, 2008 (the “Employment Agreement”), by and between you and Tumi and a Sale Event or IPO shall occur within 90 days of such termination, you shall be entitled to receive the special bonus subject and in accordance with the other provisions hereof in respect of such Sale Event or IPO, as applicable.

5. If part of the payment under the transaction agreement for the Sale Event (but not for an IPO) is deferred or contingent or placed into escrow or subject to some similar arrangement, the amount so affected (the “Restriction”) will not be paid or taken into account for the purpose of calculating the special bonus at the closing of the Sale Event but shall instead be taken into account and paid on each anniversary of the closing of the Sale Event to the extent released from the Restriction during the year prior to such anniversary. In the event that a special bonus becomes payable to you in connection with an IPO and Tumi, in its reasonable judgment, determines that payment of the special bonus to you in cash would have a materially adverse effect on its cash position or financial condition or the successful completion of the offering, Tumi may, in its sole discretion, elect by written notice to you to pay some or all of the special bonus in shares of common stock of the Holding Company (or such other entity which becomes publicly traded in connection with the IPO). For purposes of the foregoing, (i) the number of shares of common stock issuable to you shall be determined by dividing the amount of the special bonus (or portion thereof to be paid in common shares) by the underwritten price per share for such common shares in the IPO, (ii) the number of shares issuable to you shall be reduced by a number of shares having a value (as determined in accordance with clause (i)) equal to your income tax obligations with respect to such special bonus (or portion thereof) payable in shares (which amount shall be withheld and remitted to the applicable authorities as contemplated by Paragraph 7 hereof to the extent of required withholding and the remainder to you) and (iii) the shares of common stock issuable to you shall be duly authorized, validly issued and fully paid and non-assessable and, following the IPO shall be, except as provided by applicable law, any agreement to which you are a party or any restrictions applicable to holders of such shares generally, freely tradeable, registered under applicable federal securities laws and listed on the securities exchange on which other shares of such common stock are listed.

6. In the event the proceeds actually received in connection with the Sale Event shall be comprised, in all or in part, of non-cash consideration, including securities or other assets, the special bonus may be paid to you in the same form (and in the event of mixed consideration, the same proportion) with the same rights and obligations, as the consideration actually received by a holder in respect of a number of shares equal to the Reference Shares; provided, however, that in no event shall the cash portion of such bonus amount be less than your reasonably expected income tax obligations arising in connection with the payment of such bonus (and if the cash component of such consideration shall be insufficient (or if all of such consideration shall be noncash), Tumi will substitute a portion of such non-cash consideration with cash so as to give effect to this proviso).

7. Any payment to you pursuant to the terms of this fetter shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future Federal, state and local tax laws and regulations and other laws and regulations.

8. You agree to keep the content of this letter agreement and/or the fact that we are proposing that we will pay a special bonus to you, strictly confidential and not to disclose the same to any person (other than applicable state and federal tax authorities, your attorneys, your accountant, your financial advisor and your immediate family) without our prior written consent except as may be required by law (and if so required we shall consult with you and take such steps as we reasonably require to minimise the effect of the disclosure).

9. Your right to the special bonus shall be unfunded and shall represent an unsecured claim against the genera! assets of Tumi, and neither you nor any other person shall have any interest in any specific asset or assets of Tumi by reason of this letter agreement, nor any rights to receive distribution of the special bonus except as and to the extent expressly provided hereunder. Tumi shall not be required to purchase, hold or dispose of any investments to cover its obligations under this letter agreement; however, if in order to cover such obligations Tumi elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of Tumi, subject to the claims of its general creditors and shall not be deemed to create a trust, and no person other than Tumi shall by virtue of the provisions of this letter agreement have any interest in such assets other than an interest as a general creditor.

10. None of your rights to or interests in the special bonus under this letter agreement shall be subject to alienation, assignment, transfer, pledge or encumbrance of any kind. This letter agreement and any and all obligations of Tumi to pay the special bonus to you shall terminate upon the earliest to occur of the following (i) the mutual written agreement of the parties hereto, (ii) subject to the last sentence of Paragraph 4 hereof, termination, for any reason, of your employment with Tumi and (iii) subject to our obligation to pay the special bonus, if any, and to the provisions of Paragraph 5 of this letter agreement, following consummation of any Sale Event or IPO (including any Sale Event or IPO with respect to which no Special Bonus is payable).

11. This letter agreement shall be governed by and construed in accordance with the laws of New York. This letter agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior oral or written agreements or understandings between the parties with respect to the subject matter addressed therein (including the 22 December 2008 Letter). Notwithstanding the foregoing, the Employment Agreement and the equity investment side letter by and between you and Tumi I, Inc. dated 22 December 2008 remain unaffected by this letter agreement. The intent of the parties is that payments provided under this letter agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. If you notify Tumi (with specificity as to the reason therefor) that you believe that any provision of this letter agreement would cause you to incur any additional tax or interest under Section 409A and Tumi concurs with such belief or Tumi (without any obligation whatsoever to do so) independently makes such determination, Tumi shall, after consulting with you, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and may, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Tumi of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Tumi.

Finally, we would like to thank you for efforts in advance and we look forward to a mutually satisfying and rewarding relationship.

Please signify your agreement to the above by signing, dating, and returning a duplicate copy of this letter.

Yours faithfully

Tumi, Inc.

By:	/s/ YANN DUCHESNE
Name:	YANN DUCHESNE
Title

/s/ JEROME GRIFFITH
Jerome Griffith

5